Exhibit 5.1

WILLIAM R. SYVERSON

320-654-4118 DIRECT

WILLIAM.SYVERSON@STINSON.COM

October 2, 2017

Investors Real Estate Trust

1400 31st Avenue SW, Suite 60

Minot, North Dakota  58701

Ladies and Gentlemen:

Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company”), has requested our opinion in connection with certain matters of North Dakota law relating to the offering by the Company of up to 4,600,000 of the Company’s 6.625% Series C Cumulative Redeemable Preferred Shares (the “Preferred Shares”), covered by the registration statement on Form S–3 (File No. 333–220378), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (the “Registration Statement”). The Preferred Shares are to be issued in an underwritten public offering pursuant to a prospectus supplement, dated September 26, 2017 (the “Prospectus Supplement”).

In furnishing this opinion, we have examined copies of the Registration Statement, the Articles of Amendment and Third Restated Declaration of Trust of the Company and Third Restated Trustees’ Regulations (Bylaws) of the Company, each as amended to date, and the minutes of the meeting of the Board of Trustees authorizing the issuance of the Preferred Shares. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In these examinations and for purposes of the opinions expressed below, we have assumed (i) the genuineness of all signatures; (ii) the legal capacity of each natural person signatory to any of the documents reviewed by us; (iii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies; and (iv) the conformity of the documents filed with the Commission via the Electronic Data Gathering and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.  As to factual matters, we have relied upon the accuracy of the certificates of officers of the Company and the certificates and oral advice of public officials.

Based upon and subject to the foregoing, it is our opinion that:

1.                                      The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of North Dakota and is in good standing with the North Dakota Secretary of State.

2.                                      The Preferred Shares have been duly authorized by all necessary action of the Company.

3.                                      When the Preferred Shares have been issued, delivered and paid for, such Preferred Shares will be validly issued, fully paid and nonassessable.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of North Dakota and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of North Dakota.

This letter is given as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8–K relating to the issuance of the Preferred Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

STINSON LEONARD STREET LLP

By	/s/ William R. Syverson
William R. Syverson